                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:

[ ] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            BROOKS AUTOMATION, INC.
                (Name of Registrant as Specified in Its Charter)

 [NAME OF PERSON FILING] of Person(s) Filing Proxy Statement, if Other Than the
                                  Registrant)
PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

                            BROOKS AUTOMATION, INC.

                        TO BE HELD ON FEBRUARY 28, 2001

     The Annual Meeting of Stockholders of Brooks Automation, Inc. will be held on February 28, 2001 at 10:00 a.m., local time, at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, for the following purposes:

     1. To elect four (4) directors to serve for the ensuing year and until their successors are duly elected.

     2. To consider and act upon a proposal to amend the Company's 2000 Combination Stock Option Plan.

     3. To consider and act upon a proposal to amend the Company's 1992 Combination Stock Option Plan.

     4. To consider and act upon any matters incidental to the foregoing purpose and any other matters which may properly come before the Meeting or any adjourned session thereof.

     The Board of Directors has fixed January 2, 2001 as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting.

     All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting, however, you are urged to authorize your proxy by following one of these steps as promptly as possible:

     (A) Complete, date, sign and return the enclosed Proxy Card (a postage-prepaid envelope is enclosed for that purpose); or

     (B)  Vote via the internet (see the instructions on the enclosed Proxy
          Card); or

     (C) Vote via telephone (toll-free) in the United States and Canada (see the instructions on the enclosed Proxy Card).

     The internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any registered stockholder interested in voting via the internet or telephone are set forth on the enclosed Proxy Card.

     Any stockholder attending the Annual Meeting may vote in person even if that stockholder has returned a Proxy Card or voted via the internet or telephone.

                                         By Order of the Board Of Directors

                                         LAWRENCE M. LEVY,
                                         Secretary
Chelmsford, Massachusetts
January 29, 2001

                             YOUR VOTE IS IMPORTANT

     YOU ARE URGED TO PROMPTLY AUTHORIZE YOUR PROXY BY FOLLOWING THE VOTING INSTRUCTIONS, SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED. HOWEVER, YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY AUTHORIZING A PROXY (BY EXECUTING A PROXY OR BY MAKING AN AUTHORIZED INTERNET OR TELEPHONE COMMUNICATION) AT A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

                            BROOKS AUTOMATION, INC.

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD FEBRUARY 28, 2001

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Brooks Automation, Inc., a Delaware corporation (the "Company") with its principal executive offices at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, for use at the Annual Meeting of Stockholders to be held on February 28, 2001, at 10:00 a.m. local time and at any adjournment or adjournments thereof (the "Meeting"). The enclosed proxy relating to the Meeting is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. It is expected that this proxy statement and the accompanying proxy will first be mailed to stockholders on or about January 29, 2001. Certain of the officers and regular employees of the Company may solicit proxies by correspondence, telephone or in person, without extra compensation.

     Only stockholders of record at the close of business on January 2, 2001 will be entitled to receive notice of, and to vote at, the Meeting. As of that date, there were outstanding and entitled to vote 17,181,345 shares of Common Stock, $.01 par value (the "Common Stock"), of the Company. Each such stockholder is entitled to one vote for each share of Common Stock so held and may vote such shares either in person or by proxy.

     The enclosed proxy, if executed and returned or if authorized pursuant to the internet or telephone voting procedure, will be voted as directed on the proxy or, in the absence of such direction, for the election of the nominees as directors, for the proposal to amend the 2000 Combination Stock Option Plan, and for the proposal to amend the 1992 Combination Stock Option Plan. If any other matters shall properly come before the Meeting, the authorized proxy will be voted by the proxies in accordance with their best judgment. The proxy may be revoked at any time prior to exercise by filing with the Secretary of the Company a written revocation, by authorizing a proxy (by executing a proxy or by making an authorized internet or telephone communication) on a later date, or by attending and voting at the Meeting.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     At the Meeting, four directors are to be elected to serve until the 2002 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. The Board of Directors has nominated the persons listed below for election as directors.

     All four nominees are currently directors of the Company. It is the intention of the persons named as proxies to vote for the election of the nominees. In the unanticipated event that any such nominee should be unable to serve, the persons named as proxies will vote the proxy for such substitutes, if any, as the present Board of Directors may designate. With the exception of Mr. Juergen Giessmann, the nominees have not been nominated pursuant to any arrangement or understanding with any person. Mr. Giessmann was nominated pursuant to a Stockholder Agreement in connection with the Company's acquisition of the Infab division of Jenoptik AG. See "Certain Transactions -- Jenoptik Stockholder Agreement."

     The following table sets forth certain information with respect to the nominees. When used below, positions held with the Company include positions held with the Company's predecessors and subsidiaries.

                                                                                               DIRECTOR
NAME                                                    AGE              POSITION               SINCE
----                                                    ---              --------              --------
Robert J. Therrien....................................  66     Director, President and           1989
                                                                 Chief Executive Officer
Roger D. Emerick(1)(2)................................  61     Director                          1993
Amin J. Khoury(1)(2)..................................  61     Director                          1994
Juergen Giessmann.....................................  54     Director                          1999

---------------
(1) Member of the Company's Compensation Committee.

(2) Member of the Company's Audit Committee.

     Mr. Robert J. Therrien has been the President, Chief Executive Officer and a director of the Company since its incorporation in 1989 when he initiated the acquisition of the Brooks Automation Division of Aeronca Electronics, Inc. From 1983 to 1989, Mr. Therrien served as a consultant to the Company and other firms in the semiconductor industry. From 1972 until its sale to Schlumberger Industries in 1983, Mr. Therrien cofounded and served as Chairman and President of Accutest Corporation, a semiconductor automatic test equipment company. Mr. Therrien is currently a director of MKS Instruments, Inc., a supplier of measurement and control components for laboratory and industrial applications throughout the microelectronics industry. Mr. Therrien is also a director of Accent Optical Technologies, Inc., a leading supplier of optoelectronics and silicon process control systems, and All Wet Technologies, Inc., a manufacturer of advanced wet processing systems for the wafer fabrication industry.

     Mr. Roger D. Emerick has been a director of the Company since October 1993. Mr. Emerick has been a director of Lam Research Corporation ("Lam"), a semiconductor equipment supplier, since 1982, and Chairman of the Board of Directors of Lam from 1984 to 1997. Mr. Emerick served as President of Lam from 1982 to 1989 and as its Chief Executive Officer from 1982 to August 1997. See "Certain Transactions." Mr. Emerick is also a director of Electroglas, Inc., a manufacturer of automatic wafer probing equipment.

     Mr. Amin J. Khoury has been a director of the Company since July 1994. Since 1987, Mr. Khoury has served as Chairman of the Board of B/E Aerospace, Inc., a designer, manufacturer and marketer of airline interior furnishings. Mr. Khoury is also Chairman of the Board of Applied Extrusion Technologies, Inc., a manufacturer of oriented polypropylene films and extruded polymer nets. In addition, Mr. Khoury is a member of the Board of Directors of Synthes-Stratec Inc., the world's leading orthopedic trauma company.

     Mr. Juergen Giessmann has been a director of the Company since October 1999. Mr. Giessmann became a director pursuant to a Stockholder Agreement in connection with the Company's acquisition of the Infab division of Jenoptik AG. See "Certain Transactions -- Jenoptik Stockholder Agreement." Since 1981, Mr. Giessmann has served M+W Zander Holding AG, a company active in the semiconductor and pharmaceutical markets, in a variety of positions. In 1992 he became its Managing Director, in charge of sales and marketing, human resources and purchasing divisions. Mr. Giessmann has also served as a member of the Jenoptik AG Board of Management since M+W's acquisition by Jenoptik AG in October 1994, and in this capacity has been responsible for the Jenoptik Group's semiconductor activities. In January 2000, he was appointed Chief Executive Officer of M+W Zander Holdings AG.

MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company held four meetings during the fiscal year ended September 30, 2000. The Board of Directors also acted on 37 occasions by unanimous written consent in lieu of a special meeting. Each director attended at least 75% of the aggregate number of all meetings of the Board of Directors and committees of which he was a member during such fiscal year. The Board of Directors currently has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee.

     The Compensation Committee, currently composed of Messrs. Emerick and Khoury, met once during the fiscal year ended September 30, 2000. The functions of the Compensation Committee include determining salaries, grants and awards under incentive plans, benefits and overall compensation.

                             AUDIT COMMITTEE REPORT

     The Audit Committee is currently comprised of two of the Company's directors, Messrs. Emerick and Khoury. Both members of the Company's Audit Committee are "independent" as defined under the listing standards of the Nasdaq National Market. The Audit Committee, which met twice during the fiscal year ended September 30, 2000, operates pursuant to a charter (the "Audit Committee Charter") which was approved and adopted by the Board of Directors on June 5, 2000 and is attached to this Proxy Statement as Appendix A. Under the provisions of the Audit Committee Charter, the Audit Committee is responsible for, among other things: recommending the engagement and overseeing the performance of the Company's independent auditors; reviewing the Company's financial disclosure documents; monitoring the Company's financial reporting process and internal control systems; monitoring potential conflicts of interest among the Company and its executive officers and directors; and providing a liaison between the independent auditors and the Board of Directors

     The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements for the fiscal year ended September 30, 2000. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the Company's independent auditors, the matters required to be discussed by the Auditing Standards Board Statement on Auditing Standards No. 61, as amended. As required by Independence Standards Board Standard No. 1, as amended, "Independence Discussion with Audit Committees," the Audit Committee has received and reviewed the required written disclosures and a confirming letter from PricewaterhouseCoopers regarding their independence, and has discussed the matter with the auditors.

     Based on its review, the Audit Committee has recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year 2000 be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000. Further, the Audit Committee recommends that the Board of Directors engage PricewaterhouseCoopers as the Company's independent auditors for the fiscal year ending September 30, 2001.

                                        Audit Committee

                                        Roger D. Emerick
                                        Amin J. Khoury

COMPENSATION OF DIRECTORS

     Non-employee directors of the Company receive $1,000 cash compensation for each Board meeting they attend, in addition to expenses reasonably incurred. Non-employee directors who are members of the Compensation Committee receive $4,000 per year for their services on the Compensation Committee. Non-employee directors who are members of the Audit Committee receive $4,000 per year for their services on the Audit Committee. Each non-employee director is granted options to purchase 10,000 shares of Common Stock on the date he is first elected a director and options to purchase 5,000 shares of Common Stock on July 1 of each year thereafter pursuant to the Company's 1993 Non-employee Director Stock Option Plan. Employee directors may elect to participate in the Company's 1995 Employee Stock Purchase Plan and may be granted options under the Company's 1992 Combination Stock Option Plan, or the Company's 2000 Combination Stock Option Plan. Non-employee directors may be granted options under the 1992 Combination Stock Option Plan.

     In addition to the options granted pursuant to the 1993 Non-Employee Director Plan, on May 31, 2000, Messrs. Emerick and Khoury each received an option to purchase 20,000 shares of Common Stock at $39.75 per share under the 1992 Combination Stock Option Plan. These options vest over 4 years.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with any future directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of the director.

     The indemnification agreements provide that the Company will pay certain amounts incurred by a director in connection with any civil or criminal action or proceeding, specifically including actions by or in the name of the Company (derivative suits) where the individual's involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director will receive indemnification unless he is found not to have acted in good faith and in a manner he reasonably believed to be in the best interests of the Company.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as of December 15, 2000 with respect to the beneficial ownership of the Common Stock by each director, each nominee for director, each named executive officer in the Summary Compensation Table under "Executive Compensation" below, all executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Common Stock. This information is based upon information received from or on behalf of the named individuals.

                                                              SHARES OF COMMON STOCK
NAME**                                                        BENEFICIALLY OWNED(1)     PERCENT OF CLASS
------                                                        ----------------------    ----------------
Robert J. Therrien(2)(12)...................................        1,042,864                 6.1%
  c/o Brooks Automation, Inc. 15 Elizabeth Drive Chelmsford,
  MA 01824
David R. Beaulieu(3)........................................           30,523                   *
Charles M. McKenna..........................................               --                   *
James A. Pelusi(4)..........................................           40,918                   *
Michael W. Pippins(5).......................................           61,140                   *

                                                              SHARES OF COMMON STOCK
NAME**                                                        BENEFICIALLY OWNED(1)     PERCENT OF CLASS
------                                                        ----------------------    ----------------
Ellen B. Richstone(6).......................................           29,286                   *
Michael F. Werner(7)........................................           47,100                   *
Roger D. Emerick(8).........................................           30,000                   *
Juergen Giessmann(9)........................................            2,000                   *
Amin J. Khoury(10)..........................................            5,000                   *
Kopp Investment Advisors, Inc.(11)..........................        1,218,139                 7.1%
  7701 France Avenue South, Suite 500 Edina, Minnesota 55435
M+W Zander Holding GmbH(12).................................          868,572                 5.1%
  Lotterbergstrasse 30 70499 Stuttgart Germany
All directors and executive officers as a group.............        1,338,635                 7.7%
  (12 persons)(2)(3)(4)(5)(6)(7)(8)(9)(10)

---------------
 *   Less than 1% of the outstanding Common Stock.

 **  Address provided for beneficial owners of more than 5% of the Common Stock.

 (1) Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed except to the extent shared by spouses under applicable law.

 (2) Includes 40,500 shares issuable pursuant to stock options exercisable within 60 days of December 15, 2000. Excludes shares held by certain children and grandchildren of Mr. Therrien, as to which he disclaims beneficial ownership.

 (3) Includes 24,467 shares issuable pursuant to stock options exercisable within 60 days of December 15, 2000.

 (4) Includes 30,730 shares issuable pursuant to stock options exercisable within 60 days of December 15, 2000.

 (5) Includes 46,100 shares issuable pursuant to stock options exercisable within 60 days of December 15, 2000.

 (6) Includes 21,250 shares issuable pursuant to stock options exercisable within 60 days of December 15, 2000.

 (7) Includes 45,850 shares issuable pursuant to stock options exercisable within 60 days of December 15, 2000. Mr. Werner, the Company's Senior Vice President, Operations, died on September 25, 2000 and options to purchase 45,400 shares of Common Stock were cancelled. All of Mr. Werner's shares are owned by his estate and vested options are exercisable by his estate until September 25, 2001.

 (8) Includes 21,000 shares issuable pursuant to stock options exercisable within 60 days of December 15, 2000.

 (9) Includes 2,000 shares issuable pursuant to stock options exercisable within 60 days of December 15, 2000. Excludes 868,572 shares held by M+W, as to which Mr. Giessmann disclaims beneficial ownership. Mr. Giessmann is the CEO of M+W.

(10) Includes 5,000 shares issuable pursuant to stock options exercisable within 60 days of December 15, 2000.

(11) Kopp Investment Advisors, Inc. filed an amended Schedule 13G with the Securities and Exchange Commission on February 4, 2000 on behalf of itself, Kopp Holding Company and LeRoy C. Kopp indicating beneficial ownership of this amount. Of this amount, Kopp Investment Advisors, Inc. has sole voting power with respect to 723,000 shares and LeRoy C. Kopp has sole voting power with respect to 78,000 shares.

(12) Voting of shares is subject to a Stockholder Agreement dated September 30, 1999, as amended on October 15, 2000, among the Company, Robert J. Therrien in his capacity as a stockholder of the Company, M+W and Jenoptik AG as described below under the heading "Certain Transactions -- Jenoptik Stockholder Agreement."

MANAGEMENT

     The names of the Company's executive officers who are not directors of the Company, and certain biographical information furnished by them, are set forth below.

NAME                                           AGE                 POSITION WITH THE COMPANY
----                                           ---                 -------------------------
David R. Beaulieu............................  42     Vice President and General Manager, Vacuum Business
                                                        Unit

Charles M. McKenna...........................  55     Executive Vice President, Automation Systems
                                                      Division

James A. Pelusi..............................  44     Senior Vice President, Factory Automation Software
                                                        Division

Michael W. Pippins...........................  40     Senior Vice President, Factory Interface Division

Ellen B. Richstone...........................  49     Senior Vice President, Finance and Administration
                                                      and Chief Financial Officer

     Mr. David R. Beaulieu joined the Company in May 1996 as Vice President, Engineering and served as such until October 1999 when his title was changed to Vice President and General Manager, Vacuum Business Unit due to a corporate reorganization. From 1993 to 1996, Mr. Beaulieu served as Vice President, Product Operations of the Time/Data Systems Division of Simplex Corporation, a manufacturer of industrial equipment. From 1991 to 1993, Mr. Beaulieu served as Vice President of Research and Development for Tropel Corporation, a manufacturer of advanced optical systems for semiconductor equipment. From 1979 to 1991, Mr. Beaulieu served GCA, a unit of General Signal Corporation, in a variety of positions including Director of Lithographic Engineering.

     Mr. Charles M. McKenna, Ph.D., joined the Company in July 2000 as Executive Vice President, Automation Systems Division. From April 1999 until January 2000, Mr. McKenna was Chief Operating Officer and Chief Technology Officer for Varian Semiconductor Equipment Associates, a spin-off of Varian Associates. Prior to this Mr. McKenna served in a variety of positions at Varian Associates' Ion Implant Systems business including General Manager from April 1989 to March 1999. From March 1981 to January 1984, Mr. McKenna held various positions at Hughes Research laboratory. Prior to 1981, Mr. McKenna held various positions at IBM Corporation, Aitken Industries and Commonwealth Scientific Corporation.

     Mr. James A. Pelusi joined the Company in September 1998 as Senior Vice President, Automation Software and served as such until October 1999 when his title was changed to Senior Vice President, Factory Automation Software Division due to a corporate reorganization. Prior to joining the Company, Mr. Pelusi served as President and Chief Executive Officer of FASTech Integration, Inc. (acquired by the Company effective September 30, 1998), which he founded in 1986. From 1983 to 1986, Mr. Pelusi served as Director of the Electronic Applications Business Segment of GMF Robotics, a joint venture between General Motors Corporation and Fanuc Ltd. From 1979 to 1983, Mr. Pelusi served the Packard Electric Division of General Motors Corporation in various engineering and manufacturing systems positions.

     Mr. Michael W. Pippins has served as Senior Vice President, Factory Interface Division since June 2000. From October 1998 to June 2000, Mr. Pippins served As Vice President, Global Operations and Business Development. Mr. Pippins joined the Company in March 1992 as its Director of Sales and Marketing and in

June 1993 was promoted to Vice President, Sales and Marketing. From 1989 to 1992, Mr. Pippins served as strategic marketing manager for Varian Associates, a manufacturer of semiconductor production equipment.

     Ms. Ellen B. Richstone joined the Company in November 1998 as Senior Vice President, Finance and Administration, and Chief Financial Officer. From 1997 to November 1998, Ms. Richstone served as Executive Vice President and Chief Financial Officer of The Frontier Group, a start-up health care provider. From 1992 to 1996, Ms. Richstone served as Vice President and Chief Financial Officer of Augat, Inc., a manufacturer of telecommunications, electronics and automotive products. In 1992, Ms. Richstone also served Rohr Inc. as Senior Vice President and Chief Financial Officer. From 1989 to 1992, Ms. Richstone served as Executive Vice President and Chief Financial Officer of Honeywell Bull Information Systems, and from 1981 to 1989 she served in various management positions and finally as Vice President and Treasurer of Data General Corporation.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation during the last three fiscal years of each of the Chief Executive Officer, the Executive Vice President, and the five other most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                       COMPENSATION
                                                       ANNUAL COMPENSATION                AWARDS
                                              --------------------------------------   -------------
                                                                        OTHER ANNUAL    SECURITIES
                                     YEAR                               COMPENSATION    UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION          ENDED    SALARY($)   BONUS($)(1)      ($)(2)      OPTIONS(#)(3)   COMPENSATION(4)
---------------------------         -------   ---------   -----------   ------------   -------------   ---------------
Robert J. Therrien................  9/30/00    421,108      218,000        40,309         270,000          54,317
  Chief Executive Officer and       9/30/99    356,605       95,172        27,513         115,000          51,596
  President(5)                      9/30/98    279,985           --        27,261             100          49,612
David R. Beaulieu.................  9/30/00    204,615       63,000        15,231          27,800          14,067
  Vice President and General        9/30/99    178,269       33,250         9,890          19,000          10,733
  Manager, Vacuum Business Unit     9/30/98    140,385           --        10,281             100           9,621
Charles M. McKenna................  9/30/00     56,058       27,500         2,063          60,000           1,800
  Executive Vice President,         9/30/99         --           --            --              --              --
  Automation Systems Division(8)    9/30/98         --           --            --              --              --
James A. Pelusi...................  9/30/00    239,039      100,000        13,399          85,000          13,978
  Senior Vice President, Factory    9/30/99    189,940       45,000         9,538          49,000           6,632
  Automation Software               9/30/98         --           --            --              --              --
  Division(5)(6)
Michael W. Pippins................  9/30/00    204,615       63,000        12,309          27,800           9,957
  Senior Vice President, Factory    9/30/99    177,500       33,250        10,587          17,000           7,304
  Interface Division                9/30/98    140,385           --        10,065             100           6,996
Ellen B. Richstone................  9/30/00    246,298      114,000        26,182          41,000          20,028
  Senior Vice President Finance
  and                               9/30/99    192,115       58,150        12,958          60,000          49,374
  Administration and Chief
  Financial                         9/30/98         --           --            --              --              --
  Officer(5)(7)
Michael F. Werner.................  9/30/00    220,962           --        11,675          29,400          19,919
  Senior Vice President,            9/30/99    196,154       42,000        10,928          18,000          16,236
  Operations(9)                     9/30/98    149,846           --         9,717             100          15,458

---------------
(1) Includes bonuses paid in December 2000 for performance during the fiscal year ended September 30, 2000.

(2) Represents lease and insurance payments made for automobiles used by Messrs. Therrien, Beaulieu, McKenna, Pippins and Werner and automobile allowances for Mr. Pelusi and Ms. Richstone, as well as reimbursement of interest and associated tax costs related to security transactions for Mr. Beaulieu, Mr. Pelusi and Ms. Richstone, and tax return preparation fees paid on behalf of Mr. Therrien and Ms. Richstone.

(3) The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive payments during fiscal 1998, 1999 or 2000.

(4) In addition, "All Other Compensation" above consists of the following:

                                                                      YEAR ENDED SEPTEMBER 30,
                                                                  ---------------------------------
                                                                   2000         1999         1998
                                                                  -------      -------      -------
    Robert Therrien
      401(k) matching contributions.............................  $ 2,196      $ 1,639      $ 1,000
      Life insurance premiums...................................   52,121       49,957       48,612
                                                                  -------      -------      -------
                                                                  $54,317      $51,596      $49,612
                                                                  =======      =======      =======
    David R. Beaulieu
      401(k) matching contributions.............................  $ 5,507      $ 2,674      $ 2,106
      Life insurance premiums...................................    8,560        8,059        7,515
                                                                  -------      -------      -------
                                                                  $14,067      $10,733      $ 9,621
                                                                  =======      =======      =======
    Charles M. McKenna
      401(k) matching contributions.............................  $    --      $    --      $    --
      Life insurance premiums...................................       --           --           --
      Consulting fees...........................................    1,800           --           --
                                                                  -------      -------      -------
                                                                  $ 1,800      $    --      $    --
                                                                  =======      =======      =======
    James A. Pelusi
      401(k) matching contributions.............................  $ 5,173      $ 2,271      $    --
      Life insurance premiums...................................    8,805        4,361           --
                                                                  -------      -------      -------
                                                                  $13,978      $ 6,632      $    --
                                                                  =======      =======      =======
    Michael W. Pippins
      401(k) matching contributions.............................  $ 4,926      $ 2,319      $ 2,106
      Life insurance premiums...................................    5,031        4,985        4,890
                                                                  -------      -------      -------
                                                                  $ 9,957      $ 7,304      $ 6,996
                                                                  =======      =======      =======
    Ellen B. Richstone
      401(k) matching contributions.............................  $ 3,489      $ 1,243           --
      Life insurance premiums...................................   16,539        8,131           --
      Signing bonus (see "Employment Contracts")................       --       40,000           --
                                                                  -------      -------      -------
                                                                  $20,028      $49,374           --
                                                                  =======      =======      =======
    Michael F. Werner
      401(k) matching contributions.............................  $ 6,290      $ 2,739      $ 2,248
      Life insurance premiums...................................   13,629       13,497       13,210
                                                                  -------      -------      -------
                                                                  $19,919      $16,236      $15,458
                                                                  =======      =======      =======

(5) See "Employment Contracts" below.

(6) Mr. Pelusi joined Brooks on September 30 1998.

(7) Ms. Richstone joined Brooks in November 1998.

(8) Mr. McKenna joined Brooks in July 2000.

(9) Mr. Werner died on September 25, 2000.

EMPLOYMENT CONTRACTS

     Robert J. Therrien. In October 1994, the Company entered into an employment agreement with Robert J. Therrien, its President and Chief Executive Officer, which entitled Mr. Therrien to a minimum annual salary of $230,000, subject to increases for inflation, and to consideration for discretionary bonuses. The employment agreement, which has a seven-year term, provides that Mr. Therrien will receive monthly retirement benefits at the rate of Mr. Therrien's salary in effect as of the date he terminates employment with the Company for a period equal to one and one-half times the number of months Mr. Therrien serves the Company after October 1, 1994. Currently, Mr. Therrien has 6 1/4 years of credited service. In the event of Mr. Therrien's death or permanent disability, he or his estate has the option of receiving his retirement compensation over a period of not less than four years.

                  ESTIMATED MONTHLY RETIREMENT BENEFITS TABLE

                                                                     YEARS OF SERVICE
                                                         ----------------------------------------
REMUNERATION                                                6          7          8          9
------------                                             -------    -------    -------    -------
$250,000...............................................  $20,833    $20,833    $20,833    $20,833
$350,000...............................................  $29,167    $29,167    $29,167    $29,167
$400,000...............................................  $33,333    $33,333    $33,333    $33,333
$450,000...............................................  $37,500    $37,500    $37,500    $37,500

     The retirement benefits are provided pursuant to a non-qualified plan that provides benefits without regard to Internal Revenue Code Section 401(a). The Company has established a rabbi trust to fund the payment of the retirement benefits to Mr. Therrien and purchased two insurance policies to fund the retirement benefits. The rabbi trust assets are general assets of the Company and subject to the claims of creditors.

     The Company will also provide Mr. Therrien with certain life insurance benefits over the term of the agreement and for so long as the Company owes him retirement compensation, an automobile allowance and such other employment benefits as may be generally available to employees of the Company.

     Under the agreement, if Mr. Therrien terminates his employment with the Company upon a change in control of the Company or for good reason (a material reduction in his overall level of responsibility without his consent), the Company shall pay Mr. Therrien, in addition to the retirement compensation, a lump sum severance payment equal to $1 less than three times Mr. Therrien's average annual compensation during the five most recent years. In addition, all of Mr. Therrien's options will automatically vest.

     Mr. Therrien's employment agreement also contains noncompetition and confidentiality provisions. The noncompetition provision prohibits Mr. Therrien from directly or indirectly competing with the Company so long as he is an employee of the Company and for a period of two years thereafter.

     Ellen B. Richstone. In October 1998, the Company entered into an employment agreement with Ellen B. Richstone, its Senior Vice President, Finance and Administration and Chief Financial Officer, which entitles Ms. Richstone to a base salary of $225,000 per year and to participation in the discretionary executive bonus program, as well as a guaranteed annual bonus of $10,000 and a one-time "signing" bonus of $40,000. In the event Ms. Richstone's employment with the Company is terminated for reasons other than cause, the agreement provides that Ms. Richstone will receive either one year of her then current base salary or $250,000, whichever is greater, and the acceleration of all of her outstanding options.

     The agreement also provides Ms. Richstone with certain other benefits, including an automobile allowance of $15,000 per year, the opportunity to participate in insurance plans and other employment benefits as may be generally available to senior executives of the Company. The Company has entered into an indemnification agreement with Ms. Richstone on the same terms as the Company's directors. See "Indemnification Agreements."

     James A. Pelusi. In connection with increases in Mr. Pelusi's annual salary and bonus, in June 2000 the Company also agreed to provide him with a severance benefit. Under the terms of the arrangement, Mr. Pelusi will continue his employment with the Company for a minimum of one year. If, after the one-year period, Mr. Pelusi leaves the Company for any reason, he will receive a severance payment equal to six months' salary, as well as a pro-rata bonus payment. All options held by Mr. Pelusi during the severance period would also continue to vest under the arrangement.

CHANGE-IN-CONTROL ARRANGEMENTS

     On November 11, 1999, the Company entered into change of control agreements with certain key employees, including each of its named executive officers other than Mr. Therrien, whose employment contract offers change of control benefits. The Board of Directors determined that it was in the best interests of the Company and its stockholders to assure that the Company have the continued dedication of these persons, notwithstanding the possibility, threat, or occurrence of a change in control of the Company. The purpose of the agreements is to diminish the inevitable distraction for these persons caused by the personal uncertainties and risks created by a pending or threatened change of control and to encourage their full attention and dedication to the Company currently and in the event of any threatened or pending change of control. The agreements have terms of five years and automatically renew in five year increments unless a party to the agreement objects in writing in advance of the renewal. The agreements provide that in the event of a change of control these persons will retain their then current compensation and benefits for the lesser of a period of one year or until terminated for cause. The agreements also provide that the position of such person upon a change of control shall be at least commensurate with the highest position held by such person prior to the change of control, after completion of a six month transitional period. Under the agreements, if the employee is terminated other than for cause, disability or death or if the employee resigns for good reason the employee is entitled to one year of salary in a lump sum payment and the continuation of certain benefits for 18 months. Under Ms. Richstone's change of control agreement, all of her options will vest immediately and she will receive a lump sum payment equal to the greater of $250,000 or her then current base salary if she is terminated other than for cause, disability or death or resigns for good reason in connection with a change of control of the Company. For purposes of the agreements, "cause" means willful acts of dishonesty, repeated breaches by the employee of the agreement or the conviction of a felony involving moral turpitude. Good reason includes diminution of the responsibility or position of the employee, the Company's breach of the agreement or the involuntary relocation of the employee.

INDEMNIFICATION AGREEMENTS

     In February 2000 the Company entered into indemnification agreements with each of its executive officers not previously covered by such agreements. The indemnification agreements provide that the Company will pay certain amounts incurred by an officer in connection with any civil or criminal action or proceeding, specifically including actions by or in the name of the Company (derivative suits) where the individual's involvement is by reason of the fact that he is or was an officer. Such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, an officer will receive indemnification unless he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company.

BONUS PLAN

     The Company maintains a bonus program for employees, including executive officers, under which such employees may be awarded cash bonuses based upon the Company's overall financial performance.

STOCK PURCHASE PLAN

     In February 1996, the Company adopted the 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan") to provide employees of the Company with additional incentives by permitting them to acquire an equity interest in the Company through the purchase of shares of the Common Stock.

     The Stock Purchase Plan provides that all employees of the Company (including officers and directors) who work more than twenty hours per week and more than five months in any calendar year are eligible to participate. However, no employee who holds five percent (5%) or more of the Company's Common Stock is eligible to participate. Further, no employee may be granted an option pursuant to which the employee's right to purchase Common Stock under the Stock Purchase Plan accrues at a rate which exceeds $25,000 of fair market value of such stock per year. The Stock Purchase Plan is administered by the Compensation Committee.

     The maximum number of shares of Common Stock which may be purchased by employees under the Stock Purchase Plan is 750,000 shares, subject to adjustments for stock splits, stock dividends and similar transactions. Such shares may be authorized but unissued shares of Common Stock or shares of Common Stock reacquired by the Company, including shares purchased in the open market. As of September 30, 2000, 201,277 shares of Common Stock have been purchased under the Stock Purchase Plan and 548,723 shares remain available for purchase under the Plan.

     The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code.

STOCK OPTION PLANS

     The following tables set forth certain information with respect to the stock options granted to and exercised by the named executive officers during fiscal 2000 and the aggregate number of and value of options exercisable and unexercisable held by the named executive officers during fiscal 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS                             POTENTIAL
                           -----------------------------------------------------        REALIZABLE VALUE
                           NUMBER OF     % OF TOTAL                                        AT ASSUMED
                           SECURITIES      OPTIONS                                      ANNUAL RATES OF
                           UNDERLYING    GRANTED TO                                 STOCK PRICE APPRECIATION
                            OPTIONS       EMPLOYEES      EXERCISE                      FOR OPTION TERM(3)
                            GRANTED          IN           PRICE       EXPIRATION    ------------------------
NAME                          #(1)       FISCAL YEAR    $/SHARE(2)       DATE         5%($)         10%($)
----                       ----------    -----------    ----------    ----------    ----------    ----------
Robert J. Therrien.......   233,000          11.2         39.750      5/31/2007     3,770,462     8,786,781
                             24,637           1.2         30.125       1/5/2010       466,759     1,182,859
                             12,363           0.6         33.138       1/5/2005        65,653       190,132
David R. Beaulieu........     7,800           0.4         39.750      5/31/2007       126,221       294,150
                             20,000           1.0         30.125       1/5/2010       378,909       960,230
Charles M. McKenna.......    60,000           2.9         57.250      7/10/2007     1,398,390     3,258,843
James A. Pelusi..........    60,000           2.9         39.750      5/31/2007       970,935     2,262,690
                             25,000           1.2         30.125       1/5/2010       473,636     1,200,287
Michael W. Pippins.......     7,800           0.4         39.750      5/31/2007       126,221       294,150
                             20,000           1.0         30.125       1/5/2010       378,909       960,230
Ellen B. Richstone.......    16,000           0.8         39.750      5/31/2007       258,916       603,384
                             25,000           1.2         30.125       1/5/2010       473,636     1,200,287
Michael F. Werner........     9,400           0.5         39.750      5/31/2007       152,113       354,488
                             20,000           1.0         30.125       1/5/2010       378,909       960,230

---------------
(1) Stock options become exercisable at the rate of 25 percent per year over a four year period commencing one year from the date of grant.

(2) The exercise price is equal to the fair market value of the stock on the date of grant, except with respect to incentive stock options granted to Mr. Therrien, which exercise price is equal to 110% of the fair market value on the date of grant.

(3) The 5% and 10% assumed rates of annual compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                               NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                               SHARES                         UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                             ACQUIRED ON        VALUE         OPTIONS AT 9/30/00 (#)          AT 9/30/00($)(2)
NAME                         EXERCISE #     REALIZED $(1)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                         -----------    -------------    -------------------------    -------------------------
Robert J. Therrien.........    186,350       $6,566,094                0/358,750                     0/1,722,099
David R. Beaulieu..........      9,633       $  484,859            14,717/51,550                 300,520/525,938
Charles M. McKenna.........         --               --                 0/60,000                              --
James A. Pelusi............      3,416       $  211,939           14,174/122,630                 272,362/885,997
Michael W. Pippins.........     14,768       $  966,066            36,850/43,050               1,019,388/351,188
Ellen B. Richstone.........     15,000       $  730,216                 0/86,000                       0/969,375
Michael F. Werner..........         --               --                 45,850/0                     1,310,018/0

---------------
(1) The "value realized" reflects the appreciation on the date of exercise (based on the excess of the fair market value of the shares on the date of exercise over the exercise price). However, because the named executive officers may keep the shares they acquired upon the exercise of the options (or sell them at a different price), these amounts do not necessarily reflect cash realized upon the sale of those shares.

(2) Based on the closing price of the Company's Common Stock on September 29, 2000 on the Nasdaq National Market of $33.125, minus the respective option exercise prices.

     1992 Combination Stock Option Plan. Under the Company's 1992 Combination Stock Option Plan (the "1992 Plan"), which is administered by the Compensation Committee, the Company may grant both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended ("incentive stock options"), and other options which are not qualified as incentive stock options ("nonqualified stock options"). Incentive stock options may only be granted to persons who are employees of the Company at the time of grant, which may include officers and directors who are also employees. Nonqualified stock options may be granted to persons who are officers, directors or employees of or consultants or advisors to the Company, or persons who are in a position to contribute to the long-term success and growth of the Company at the time of grant. Options granted under the 1992 Plan generally vest over a period of four years. A total of 1,950,000 shares of Common Stock were reserved for issuance under the 1992 Plan. Of these shares, options on 898,172 shares have been granted and are outstanding and 56,514 shares remain available for grant as of September 30, 2000. In order to align the 1992 Plan with its current practices, in January 2000 the Board of Directors amended the 1992 Plan to eliminate the Company's ability to grant restricted stock under the 1992 Plan and to require that all options be granted with exercise prices not less than fair market value.

     1993 Nonemployee Director Stock Option Plan. The purpose of the 1993 Nonemployee Director Stock Option Plan (the "Directors Plan") is to attract and retain the services of experienced and knowledgeable independent directors of the Company for the benefit of the Company and its stockholders and to provide additional incentives for such independent directors to continue to work for the best interests of the Company and its stockholders. Each director who is not an employee of the Company or any of its subsidiaries is eligible to receive options under the Directors Plan. Under the Directors Plan, each eligible director receives an automatic grant of an option to purchase 10,000 shares of Common Stock upon becoming a director of the Company and an option to purchase 5,000 shares on July 1 each year thereafter. A total of 190,000 shares of Common Stock were reserved for issuance under the Directors Plan. Of these shares, options on 71,000 shares have been granted and are outstanding and 71,000 shares remain available for grant as of September 30, 2000.

     1998 Employee Equity Incentive Plan. The purpose of the 1998 Employee Equity Incentive Plan (the "1998 Plan"), adopted by the Board of Directors of the Company in April 1998, is to attract and retain employees and provide an incentive for them to assist the Company to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company. All employees of the Company, other than its officers and directors, (including contractors, consultants, service providers or others) who are in a position to contribute to the long-term success and growth of the Company, are eligible to participate in the 1998 Plan. As of September 30, 2000, 2,300,000 shares of common stock were reserved for issuance under the 1998 Plan. Of these shares, options on 1,931,325 shares have been granted and are outstanding and 285,438 remain available for grant as of September 30, 2000. In order to align the 1998 Plan with its current practices, in January 2000, the Board of Directors amended the 1998 Plan to eliminate the Company's ability to award nonqualified stock options with exercise prices at less than fair market value. In January 2001, the Board amended the 1998 Plan to increase the total number of authorized shares reserved for issuance thereunder from 2,300,000 to 2,800,000. On January 2, 2001, the Company granted options to purchase 665,000 shares under the 1998 Plan.

     2000 Combination Stock Option Plan. The purposes of the 2000 Combination Stock Option Plan (the "2000 Plan") are to attract and retain employees and to provide an incentive for them to assist the Company to achieve long-range performance goals and to enable them to participate in the long-term growth of the Company. Under the 2000 Plan the Company may grant (i) incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) options that are not qualified as incentive stock options ("nonqualified stock options"). All employees of the Company or any affiliate of the Company capable of contributing significantly to the successful performance of the Company are eligible to participate in the 2000 Plan. Options under the 2000 Combination Stock Option Plan generally vest over 4 years. A total of 1,000,000 shares of common stock were reserved for issuance under the 2000 Plan. Of these shares, options on 388,206 shares have been granted and are outstanding and 611,794 shares remain available for grant as of September 30, 2000. On January 2, 2001, the Company granted options to purchase 260,000 shares under the 2000 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Messrs. Emerick and Khoury. Neither Mr. Emerick nor Mr. Khoury is or was formerly an officer or employee of the Company. Mr. Therrien, the President and Chief Executive Officer of the Company, has the authority to grant options for not more than 9,000 shares to employees who are not executive officers on terms that are consistent with the 1992 Plan, 1998 Plan and the 2000 Plan. Mr. Therrien granted options to purchase an aggregate of 184,500 shares in fiscal 2000. Prior to November 1994, all decisions regarding compensation of executive officers were made by the entire Board of Directors.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is comprised of two non-employee directors and is responsible for establishing compensation policies applicable to the Company's executive officers, including the Chief Executive Officer.

     The Company's compensation policies are intended to attract, retain and motivate highly qualified executive officers by providing incentives that closely align the interests of the executive officers with those of the Company and its stockholders. The Compensation Committee uses a combination of cash and equity components to offer a balance of short-term and long-term incentives.

     The compensation of executive officers consists of base compensation, bonus, the grant of options and participation in benefit plans generally available to employees. The base salary of an executive officer is established after considering the level of his responsibility and the quality of his performance, and after reviewing data gathered through an executive compensation benchmarking study of comparable companies prepared for the Company by PricewaterhouseCoopers LLP (the "Executive Compensation Benchmarking Study"). In assessing the information contained in the study, the Compensation Committee considers the nature of the business, the size and the profitability of comparable companies. No particular weight is given to any of these factors. In setting compensation, the Compensation Committee strives to maintain base compensation for the Company's executive officers at levels which the Compensation Committee believes are competitive with the compensation of comparable executive officers in similarly situated companies, while relying upon stock options, the bonus plan and benefit plans generally available to employees such as the Stock Purchase Plan to provide significant performance incentives.

     Executive officers are eligible for performance bonuses under the Company's Bonus Plan of 20% to 50% of their base salary. These bonuses are contingent on the Company's overall financial performance. Bonuses of $731,937 were paid to executive officers for the fiscal year ended September 30, 2000.

     Each of the executive officers, including Mr. Therrien, and all key employees are eligible to receive grants of options under the 1992 Plan and 2000 Plan. The 1992 Plan and 2000 Plan are used to align a portion of the executive officers' and key employees' compensation with the stockholders' interests and the long-term success of the Company. In determining the number of options to be granted to each executive officer or key employee, the Compensation Committee makes a subjective determination based on factors such as the individual's level of responsibility, performance and number of options held by the executive officer, with no particular weight given to any factor. During fiscal 2000, 209,000 options were granted to executive officers under the 1992 Plan, and 394,000 under the 2000 Plan. The 1995 Employee Stock Purchase Plan provides all of the Company's employees, including executive officers, with a means of acquiring the Company's stock, further aligning the interests of executive officers, employees and stockholders.

     The Company entered into an employment agreement with Robert J. Therrien, its Chief Executive Officer, in October 1994. This employment agreement entitles Mr. Therrien to a minimum annual salary of $230,000, subject to adjustment for inflation, consideration for discretionary bonuses, certain life insurance benefits and, for so long as the Company owes him retirement compensation, an automobile allowance and such other employment benefits as are generally available to employees of the Company. See "Employment Contracts."

     In December 1999, the Company contracted with PricewaterhouseCoopers to assess overall executive compensation and specifically the compensation of Mr. Therrien.

     PricewaterhouseCoopers has helped Brooks Automation to develop a total compensation philosophy by:

     1. comparing the compensation of its top senior managers and other selected positions to market, using proxy data from selected "peer" companies and survey data;

     2. recommending modifications to base, total cash, and equity compensation levels; and

     3. recommending a comprehensive program of cash based incentives for the Company.

     The results of this study indicated that Mr. Therrien's initial base salary of $380,688 for fiscal 2000, as determined by the Compensation Committee, was below the mid-market base salary level for chief executive officers. Mr. Therrien's base salary was increased to $436,000, effective January, 2000 to bring him to mid-market.

                                         Compensation Committee

                                         Roger D. Emerick
                                         Amin J. Khoury

PERFORMANCE GRAPH

     The following graph compares the change in the Company's cumulative total stockholder return for the last five fiscal years with the cumulative total return on the CRSP Index for the NYSE/AMEX/ Nasdaq Stock Market (U.S. Companies) and the CRSP Index for NYSE/AMEX/Nasdaq (SIC 3550-3559 U.S. Companies) Special Industry Machinery, Except Metalworking Machinery, for that period.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

                                                                                                           NYSE/AMEX/NASDAQ
                                                                                                           STOCKS (SIC 3550-
                                                                                                         3559--U.S. COMPANIES)
                                                                              NYSE/AMEX NASDAQ        SPECIAL INDUSTRY MACHINERY,
                                                                             STOCK MARKET (U.S.           EXCEPT METALWORKING
                                               BROOKS AUTOMATION, INC.           COMPANIES)                    MACHINERY
                                               -----------------------       ------------------       ---------------------------
9/29/95                                                100.00                      100.00                        100.00
9/30/96                                                 58.70                      119.00                         63.40
9/30/97                                                178.50                      163.70                        151.70
9/30/98                                                 46.20                      169.50                         69.00
9/30/99                                                 81.70                      216.20                        176.10
9/29/00                                                154.10                      255.90                        262.10

     Assumes $100 invested on September 29, 1995, the last trading day of fiscal 1995, in the Common Stock, the CRSP Index for the NYSE/AMEX/Nasdaq Stock Market (U.S. Companies) and the CRSP Index for NYSE/AMEX/Nasdaq (SIC 3550-3559 U.S. Companies) Special Industry Machinery, Except Metalworking Machinery, and the reinvestment of all dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Lam Research Corporation. Purchases by Lam Research Corporation ("Lam") accounted for approximately 11.5% of the Company's revenues during fiscal 2000. Lam's Chairman, Roger Emerick, serves on the Company's Board of Directors. There is no agreement or arrangement requiring the election of Mr. Emerick or any other representative of Lam to serve as a director of the Company.

     Sales to Lam have been made in the ordinary course of the Company's business, and the Company believes that the terms of its transactions with Lam have not been less favorable to the Company than could have been obtained from a party unaffiliated with the Company purchasing products of similar types and at comparable volumes.

     Jenoptik Stockholder Agreement. On September 30, 1999, the Company acquired substantially all of the assets and assumed certain of the liabilities of the Infab Division of Jenoptik AG ("Jenoptik") in exchange for 914,286 shares of Common Stock issued to its subsidiary M+W, subject to a 5% holdback and to adjustment. As part of this acquisition, the Company appointed Juergen Giessmann, a member of the Board of Directors of Jenoptik, to the Company's Board of Directors pursuant to a Stockholder Agreement dated September 30, 1999 among the Company, Jenoptik, M+W, and Robert J. Therrien. Under the Stockholder Agreement, until Jenoptik no longer holds all its shares purchased from the Company in this transaction, or until September 30, 2004, whichever occurs first, the Company agreed to nominate a reasonably acceptable candidate of Jenoptik to the Company's Board of Directors in each election of the Company's directors, and Robert J. Therrien agreed to vote all his shares in favor of such nominees for election to the Board of Directors. Jenoptik, in turn, agreed to vote in favor of the other candidates to the Company's Board of Directors nominated by the Company's existing Board. Jenoptik also agreed to vote for other matters in the same proportion as the votes cast by the other holders of the Common Stock. Jenoptik agreed not to buy or sell shares of the Common Stock except in specified circumstances. Jenoptik further agreed to share certain information with the Company regarding upcoming factory automation projects, to give the Company a right of first refusal as a supplier and to award the Company an exclusive supply contract with guaranteed, minimum gross margin of at least $15 million in connection with an upcoming project. Jenoptik and the Company also entered into a one year transitional services agreement, pursuant to which Jenoptik agreed to allow the Company to occupy space at its Jena, Germany manufacturing facility and to receive support services from Jenoptik. The Company agreed to reimburse Jenoptik for provision of space and support services at cost.

     On October 16, 2000, the parties amended the agreement to permit the removal of the transfer restrictions with respect to an aggregate of 868,572 shares of the Company held by Jenoptik, and the grant by the Company of certain registration rights under the Securities Act of 1933, as amended, with respect to such shares. In consideration for a payment of $5.0 million, the Company released certain claims for indemnification against Jenoptik and agreed as soon as commercially reasonable after January 15, 2001 to register 434,286 shares held by Jenoptik. The Company has further agreed to register an additional 434,286 shares as soon as commercially reasonable after October 15, 2002

     Daifuku Stockholder Agreement. On January 6, 2000 the Company completed the acquisition of Auto-Soft Corporation and AutoSimulations, Inc. from their sole stockholder, Daifuku America Corporation, the U.S. affiliate of Daifuku Co., Ltd., for $27 million in cash, 535,404 shares of Common Stock and issuance of a note in the amount of $16 million which was repaid on January 5, 2001. The note was unsecured and bore interest at 4% per year. As part of the transaction, Daifuku America Corporation and Daifuku Co., Ltd. entered into a Stockholder Agreement with the Company under which they agreed to take such action as may be required so that all voting securities of the Company owned by them and their affiliates (i) are represented at all meetings and (ii) are voted in accordance with the recommendation of the Company's Board of Directors. The Stockholder Agreement also restricts Daifuku from buying or selling shares of Common Stock except in specified circumstances. A separate Registration Rights Agreement grants Daifuku certain registration rights for the stock it received in the transaction. The parties also entered into a series of technology cross-licensing arrangements related to the technology of the two acquired companies and Daifuku which, in some cases, provide most favored customer terms. In March 2000, Daifuku America Corporation sold 250,000 shares of common stock at $72.01 per share as a selling shareholder during the Company's secondary offering.

                                 PROPOSAL NO. 2

              AMENDMENT OF THE 2000 COMBINATION STOCK OPTION PLAN

     The Company's 2000 Combination Stock Option Plan (the "2000 Plan") is intended to attract and retain employees and to provide an incentive for them to assist the Company to achieve long-range and performance goals and to enable them to participate in long-term growth of the Company. Under the 2000 Plan, the Company may grant (i) incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) options that are not qualified as incentive stock options ("nonqualified stock options"). All employees of the Company or any affiliate of the Company capable of contributing significantly to the successful performance of the Company are eligible to participate in the 2000 Plan, which was adopted by the stockholders on February 24, 2000.

     The Board of Directors has approved an amendment to the 2000 Plan, subject to stockholder approval, to limit the maximum number of option shares which may be granted to any one individual in a fiscal year. The sole purpose of the amendment is to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). If the amendment is approved, the first paragraph of Section 4 of the 2000 Plan would read in its entirety as follows:

          "(a) Subject to adjustment under Section 9, the maximum aggregate number of shares of the Company's Common Stock that may be issued under this Plan shall be 1,000,000 shares. Subject to adjustment under Section 9, the maximum aggregate number of shares of the Company's Common Stock for which grants may be made to any employee during any fiscal year shall be 500,000 shares." (Change shown in italics.)

SECTION 162(m)

     Section 162(m) of the Code generally limits the deductibility of compensation paid to the chief executive officer and the four other highest paid officers to $1,000,000 per year. Performance-based compensation is not subject to this limitation on deductibility. Compensation qualifies as performance-based only if it is payable on account of the attainment of one or more performance goals and certain other requirements are satisfied. One of these other requirements is that the plan under which the compensation is paid be approved by the stockholders and state a limit on the maximum number of option shares that can granted to any individual in one year. The 2000 Plan is already in compliance with the other requirements of Section 162(m).

     Stockholder approval of the amendment to the 2000 Plan will entitle the Company to tax deductions, without regard to the $1,000,000 limit on deductibility under Section 162(m), in connection with the exercise of options granted thereunder.

     The adoption or failure to adopt this proposal will not affect the rights of holders of options previously granted under the 2000 Plan or enable the Company to deduct amounts in excess of the Section 162(m) limit on options already granted. The only effect of the adoption of the proposal will be to permit the Company to deduct compensation paid to the chief executive officer and the four other highest paid officers in excess of $1,000,000 to the extent attributable to gain on the exercise of stock options granted under the 2000 Plan after the date of stockholder approval of the proposal. The failure to adopt this proposal will deprive the Company of the tax benefit described above with respect to the Chief Executive Officer and the four other most highly paid officers.

2000 PLAN

     The 2000 Plan is administered by the Board of Directors of the Company, or if the Board determines, by a committee consisting of at least two nonemployee directors of the Board of Directors (the "Committee"). The Committee will serve at the pleasure of the Board which can, at its sole discretion, discharge any member of the Committee, appoint additional new members in substitution for those previously appointed and fill vacancies regardless of how they are caused. The Board has the authority to adopt, alter and repeal administrative rules, guidelines and practices governing the operation of the 2000 Plan and to interpret provisions of the 2000 Plan. The Board may delegate to the Committee, to the extent permitted by applicable law, the power to make awards to participants and all determinations under the 2000 Plan with respect thereto.

     The maximum aggregate number of shares of Common Stock available for issuance under the 2000 Plan is 1,000,000 shares. The shares of Common Stock available for issuance under the 2000 Plan are subject to adjustment for any stock dividend, recapitalization, stock split, stock combination or certain other corporate reorganizations. Shares issued may consist in whole or in part of authorized but unissued shares or treasury shares. Shares subject to an award that expires or is terminated unexercised or is forfeited for any reason or settled in a manner that results in fewer shares outstanding than were initially awarded will again be available for award under the 2000 Plan.

     Subject to the provisions of the 2000 Plan, the Board may award incentive stock options and nonqualified stock options and determine the number of shares to be covered by each option, the option price therefor and the conditions and limitations applicable to the exercises of the option. Each option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable award or thereafter.

     The terms and conditions of incentive stock options shall be subject to and comply with section 422 of the Code and any regulations thereunder. No incentive stock option granted under the 2000 Plan may be granted more than ten years after the effective date of the 2000 Plan and no such grant may be exercisable more than seven years from the date of grant (five years after the date of grant for incentive stock options granted to holders of more than ten percent of the Common Stock). Incentive stock options shall be granted only to employees of the Company and shall be transferable by the optionee only by the laws of descent and distribution, and shall be exercisable only by the employee during his or her lifetime. No incentive stock option granted pursuant to the 2000 Plan may be exercised more than three months after the option holder ceases to be an employee of the Company, except that in the event of death or permanent and total disability of the option holder, the option may be exercised by the holder of his estate for a period of up to one year after the date of such death or permanent and total disability.

     The exercise price for nonqualified stock options and incentive stock options must at least equal the fair market value of the Common Stock. Incentive stock options may be granted to the holders of more than ten percent of the Common Stock only at an exercise price of at least 110% of the fair market value of the Common Stock on the date of the grant.

     Each option shall be evidenced by a written document delivered to the participant specifying the terms and conditions thereof and containing such other terms and conditions consistent with the provisions of the 2000 Plan as the Board of Directors considers necessary or advisable. The terms of each type of option need not be identical and the Board need not treat participants uniformly. The Board may amend, modify or terminate any outstanding option, including substituting therefor another option, changing the date of exercise and converting an incentive stock option to a nonqualified stock option, provided that the participant's consent to such action shall be required unless the Board determines that the action would not materially and adversely affect the participant.

     The Board of Directors will determine whether awards granted pursuant to the 2000 Plan are settled in whole or in part in cash, Common Stock, other securities of the Company, other property or such other methods as the Board of Directors may deem appropriate. The Board may permit a participant to defer all or any portion of a payment under the 2000 Plan. In the Board's discretion, tax obligations required to be withheld in respect of an award may be paid in whole or in part in shares of Common Stock, including shares retained from such award. The Board will determine the effect the award of the death, disability, or retirement or other termination of employment of a participant and the extent to which and period during which the participant's legal representative, guardian or designated beneficiary may receive payment of an award or exercise rights thereunder.

     The Board of Directors of the Company may amend, suspend or terminate the 2000 Plan or any portion thereof at any time; provided that no amendment shall be made without stockholder approval if such approval is necessary to comply with any applicable law, rules or regulations.

FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion of the Federal income tax consequences of awards granted under the 2000 Plan and the 1992 Combination Stock Option Plan, the subject of Proposal No. 3 (the "1992 Plan"), is based upon the provisions of the Code as in effect on the date hereof, current regulations thereunder and existing public and private administrative rulings of the Internal Revenue Service. This discussion is not intended to be a complete discussion of all of the Federal income tax consequences of the 2000 Plan or the 1992 Plan, or of all of the requirements that must be met in order to qualify for the tax treatment described herein. Changes in the law and regulations may modify the discussion, and in some cases the changes may be retroactive. No information is provided as to state, local or foreign tax laws. Neither the 2000 Plan nor the 1992 Plan is qualified under Section 401 of the Code, nor is either subject to provisions of the Employee Retirement Income Security Act of 1974, as amended. The tax treatment of each kind of award under the 2000 Plan and the 1992 Plan is as follows:

     Incentive Stock Options. An option holder generally will not recognize taxable income upon either the grant or the exercise of an incentive stock option. However, under certain circumstances, there may be alternative minimum tax or other tax consequences, as discussed below.

     An option holder will recognize taxable income upon the disposition of the shares of Common Stock received upon exercise of an incentive stock option. Any gain recognized upon a disposition that is not a "disqualifying disposition" (as defined below) will be taxable as long-term capital gain.

     A "disqualifying disposition" means any disposition of shares of Common Stock acquired on the exercise of an incentive stock option within two years of the date the stock option was granted or within one year of the date the shares were transferred to the option holder. The use of the shares acquired pursuant to the exercise of an incentive stock option to pay the option exercise price under another incentive stock option is treated as a disposition for this purpose. In general, if an option holder makes a disqualifying disposition, an amount equal to the excess of (i) the lesser of (a) the fair market value of the shares on the date of exercise or (b) the amount actually realized on the disposition over (ii) the option exercise price will be taxable as ordinary income and the balance of the gain recognized, if any, will be taxable as either long-term or short-term capital gain, depending on the option holder's holding period for the shares. In the case of a gift or certain other transfers, the amount of ordinary income taxable to the option holder is not limited to the amount of gain which would be recognized in the case of a sale. Instead, it is equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price.

     In general, in the year of exercise of an incentive stock option, an option holder must compute the excess of the fair market value of the shares issued upon exercise over the exercise price and include this amount in the calculation of his or her alternative minimum taxable income. Because of the many adjustments that apply to the computation of the alternative minimum tax, it is not possible to predict the application of the tax to any particular option holder. However, an option holder may owe alternative minimum tax even though he or she has not disposed of the shares or otherwise received any cash with which to pay the tax, and with the enactment of the Taxpayer Relief Act of 1997, the alternative minimum tax rate is now higher than the rate applicable to long-term capital gains.

     The Company will not be entitled to any deduction with respect to the grant or exercise of an incentive stock option provided the option holder does not make a disqualifying disposition. If the option holder does make a disqualifying disposition, the Company will generally be entitled to a deduction for Federal income tax purposes in an amount equal to the taxable income recognized by the option holder, provided the Company reports the income on a timely provided and filed Form W-2 or 1099, whichever is applicable.

     Nonqualified Stock Options. The recipient of a non-qualified stock option under the 2000 Plan or the 1992 Plan will not recognize any taxable income at the time the stock option is granted. Upon exercise, the option holder will generally recognize ordinary taxable income in an amount equal to the excess of the fair market value of the shares of Common Stock received on the date of exercise over the option exercise price. Upon a subsequent sale of the shares, long-term or short-term capital gain or loss (depending upon the holding period) will generally be recognized equal to the excess of the difference between the amount realized over the fair market value of the shares on the date of exercise.

     The application of the tax rules to an option holder who receives shares that are subject to a substantial risk of forfeiture (for example, if the shares must be returned to the Company if the recipient does not work for the Company for a period of time, if any, specified in the award) are more complex. In that case the recipient generally will not recognize income until the date that shares are no longer subject to the substantial risk of forfeiture.

     Certain option holders are subject to Section 16(b) of the Securities Exchange Act of 1934 ("Section 16(b)") upon their sale of shares of Common Stock. If an option holder is subject to Section 16(b), the date on which the fair market value of the shares is determined may similarly be postponed. The IRS regulations have not yet been amended to conform with the most recent revision to Section 16(b). However, it is generally anticipated that the date on which the fair market value of the shares is determined (the "Determination Date") will be the earlier of (i) the date six months after the date the stock option was granted, or, if earlier, (ii) the first day on which the sale of the shares would not subject the individual to liability under Section 16(b). It is possible that the six month period will instead run from the option holder's most recent grant or purchase of Common Stock prior to his or her exercise of the stock option. On the Determination Date, the option holder will generally recognize ordinary taxable income in an amount equal to the excess of the fair market value of the shares of Common Stock at that time over the option exercise price.

     Despite the general rule, in the case of a substantial risk of forfeiture, or in the case of recipients subject to Section 16(b) (if the Determination Date is after the date of exercise), the option holder may make an election pursuant to Section 83(b) of the Code, in which case the option holder will recognize ordinary taxable income at the time the stock option is exercised and not on the later date. In order to be effective, the Section 83(b) election must be made and filed with the IRS within 30 days after exercise.

     The Company will generally be entitled to a compensation deduction for Federal income tax purposes in an amount equal to the taxable income recognized by the option holder, provided the Company reports the income on a timely provided and filed Form W-2 or 1099, whichever is applicable.

     In the case of a nonqualified stock option, an option holder who pays the option exercise price, in whole or in part, by delivering shares of Common Stock already owned by him or her will generally recognize no gain or loss for Federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above. However, if shares received on the exercise of an incentive stock option are used to exercise a nonqualified stock option within the time periods that apply to a disqualifying disposition, then the rules for disqualifying dispositions, described above, will apply. To the extent the shares acquired upon exercise are equal in number to the shares surrendered, the basis of the shares received will be equal to the basis of the shares surrendered. The basis of the shares received in excess of the shares surrendered upon exercise will be equal to the fair market value of the shares on the date of exercise, and the holding period for the shares received will commence on that date.

     The affirmative vote of a majority of the votes of holders of the Common Stock present in person or by proxy at the Meeting is required for adoption of Proposal No. 2.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF PROPOSAL NO. 2.

                                 PROPOSAL NO. 3

              AMENDMENT OF THE 1992 COMBINATION STOCK OPTION PLAN

     Under the Company's 1992 Combination Stock Option Plan (the "1992 Plan"), which is administered by the Compensation Committee, the Company may grant both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended ("incentive stock options"), and other options which are not qualified as incentive stock options ("nonqualified stock options"). Incentive stock options may only be granted to persons who are employees of the Company at the time of grant, which may include officers and directors who are also employees. Nonqualified stock options may be granted to persons who are officers, directors or employees of or consultants or advisors to the Company, or persons who are in a position to contribute to the long-term success and growth of the Company at the time of grant.

     The Board of Directors has approved an amendment to the 1992 Plan, subject to stockholder approval, to limit the maximum number of option shares which may be granted to any one individual in a fiscal year. If the amendment is approved,
Section VI of the 1992 Plan would read in its entirety as follows:

          "The number of shares of Common Stock that may be the subject of awards under this 1992 Plan shall not exceed an aggregate of 1,950,000 shares. The number of shares of Common Stock that may be the subject of awards under this 1992 Plan to any employee shall not exceed 500,000 shares during any fiscal year. Shares to be delivered under this 1992 Plan may be either authorized but unissued shares of Common Stock or treasury shares. Any shares subject to an option hereunder which for any reason expires unexercised, shares reacquired by the Corporation because restrictions do not lapse, shares returned because payment is made hereunder in stock of equivalent value rather than in cash, and/or shares reacquired from a recipient for any other reason shall, at such time, no longer count towards the aggregate number of shares which have been the subject of Stock Options issued hereunder, and such number of shares shall be subject to further awards under this 1992 Plan, provided the total number of shares then eligible for award under this 1992 Plan may not exceed the total specified in the first sentence of this Section VI." (Change shown in italics.)

     The sole purpose of the amendment is to allow deductibility of performance-based compensation through compliance with Section 162(m) of the Code. Please see Proposal No. 2 for a discussion of Section 162(m). The 1992 Plan is already in compliance with the other requirements of Section 162(m).

     Under the 1992 Plan, the Company may grant both incentive stock options intended to qualify under Section 422 of the Code and nonqualified stock options. Incentive stock options may only be granted to persons who are employees of the Company at the time of grant, which may include officers and directors who are also employees. Nonqualified stock options may be granted to persons who are officers, directors or employees of or consultants or advisors to the Company or persons who are in a position to contribute to the long-term success and growth of the Company at the time of grant. Directors who are not employees of the Company or who are members of the Compensation Committee are not eligible to participate in the 1992

Plan. Currently, all of the Company's employees may be determined to be key employees entitled to grants of options under the 1992 Plan.

     The 1992 Plan is administered by the Compensation Committee. Subject to the terms of the 1992 Plan, the Compensation Committee determines the persons to whom options are granted, the number of shares covered by the option, the term of any option and the time during which any option is exercisable. The options granted under the 1992 Plan generally vest over a period of four years.

     Options under the 1992 Plan may not be granted after May 13, 2002. No option under the 1992 Plan may be exercised subsequent to ten years from the date of grant (five years after the date of grant for incentive stock options granted to holders of more than 10% of the Company's Common Stock). No incentive stock option granted pursuant to the 1992 Plan may be exercised more than three months after the option holder ceases to be an employee of the Company, except that in the event of death or permanent and total disability of the option holder, the option may be exercised by the holder of his estate for a period of up to one year after the date of such death or permanent and total disability.

     Options may not be granted at less than the fair market value of the Common Stock and, in the case of incentive stock options, may be granted to holders of more than 10% of the Common Stock only at an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant.

     In order to assist an optionee in the acquisition of shares of Common Stock pursuant to the exercise of an option granted under the 1992 Plan, the Compensation Committee may authorize payment (i) in cash, (ii) by delivery of shares of Common Stock having a fair market value equal to the purchase price of the shares, (iii) by any other property (valued at its fair market value on the date of such exercise), or (iv) any combination of cash, stock and other property.

     Options granted under the 1992 Plan may not be assigned or transferred except by will or the laws of descent and distribution.

     The Board of Directors may amend, suspend or terminate the 1992 Plan; provided, however, that neither the Board of Directors nor the Compensation Committee may materially increase the number of securities which may be issued under the 1992 Plan, extend the term of the 1992 Plan, materially modify the requirements to be a participant in the 1992 Plan, materially increase the benefits accruing to participants in the 1992 Plan, or otherwise modify the 1992 Plan in any way or manner requiring the approval of stockholders without such approval and compliance with any applicable law, rules or regulations.

     Federal Tax Consequences. Please see Proposal No. 2 for a general discussion of the Federal income tax consequences of the issuance and exercise of options granted under the 1992 Plan.

     The affirmative vote of a majority of the votes of holders of the Common Stock present in person or by proxy at the Meeting is required for adoption of Proposal No. 3.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF PROPOSAL NO. 3.

                                 OTHER MATTERS

VOTING PROCEDURES

     The votes of stockholders present in person or represented by proxy at the Meeting will be tabulated by an inspector of elections appointed by the Company. A quorum, consisting of a majority of shares of all stock issued, outstanding and entitled to vote at the Meeting, will be required to be present in person or by proxy for consideration of the proposal to elect directors. If a quorum is not present, a vote of a majority of the votes properly cast will adjourn the Meeting.

     The four nominees for directors of the Company who receive the greatest number of votes cast by stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon will be elected directors of the Company.

     The affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote thereon is required to approve the amendment of each of the 2000 Plan and the 1992 Plan.

     Abstentions will have no effect on the outcome of the vote for the election of directors, but will have the effect of being cast against the proposals to amend the 2000 Plan and the 1992 Plan, even though the stockholder so abstaining intends a different interpretation. Shares of Common Stock held of record by brokers who do not return a signed and dated proxy or do not comply with the internet or telephone voting instructions will not be considered present at the Meeting, will not be counted towards a quorum and will not be voted in the election of directors or on the proposals to amend the 2000 Plan and the 1992 Plan. Shares of Common Stock held of record by brokers who return a signed and dated proxy or comply with the internet or telephone voting instructions but who fail to vote (a "broker nonvote") on the election of directors or the proposals to amend the stock plans will count toward the quorum but will have no effect on those proposals not voted.

INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent accountants to audit the Company's consolidated financial statements for the fiscal year ending September 30, 2001. Such firm and its predecessor have served continuously in that capacity since 1989.

     A representative of PricewaterhouseCoopers LLP will be at the Meeting and will be given an opportunity to make a statement, if so desired. The representative will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that all of its executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the Company's fiscal year ended September 30, 2000.

OTHER PROPOSED ACTION

     The Board of Directors knows of no matters which may come before the Meeting other than the election of directors and the proposed amendments to the 2000 Plan and the 1992 Plan. However, if any other matters should properly be presented to the Meeting, the persons named as proxies shall have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

STOCKHOLDER PROPOSALS

     Proposals which stockholders intend to present at the Company's 2002 Annual Meeting of Stockholders and wish to have included in the Company's proxy materials pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by the Company no later than September 1, 2001. If a proponent fails to notify the Company by August 15, 2001 of a non-Rule 14a-8 stockholder proposal which it intends to submit at the Company's 2002 Annual Meeting of Stockholders, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the proxies named therein to vote with respect to such matter.

INCORPORATION BY REFERENCE

     To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Audit Committee Report," "Compensation Committee Report" and "Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

ANNUAL REPORT ON FORM 10-K

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS, BROOKS AUTOMATION, INC., 15 ELIZABETH DRIVE, CHELMSFORD, MASSACHUSETTS 01824.

     IT IS IMPORTANT THAT PROXIES BE AUTHORIZED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO (A) FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE, (B) VOTE VIA THE INTERNET, OR (C) VOTE VIA TELEPHONE.

                           [INTENTIONALLY LEFT BLANK]

                                              ANNEX A -- AUDIT COMMITTEE CHARTER

                            BROOKS AUTOMATION, INC.

                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

                            ADOPTED ON JUNE 5, 2000

I. PURPOSE

     The primary purpose of the Audit Committee (the "Committee") of the Board of Directors of Brooks Automation, Inc. (the "Company") is to provide independent and objective oversight of the financial reporting process, the accounting functions and internal controls of the Company and its subsidiaries. The Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate an outside independent auditor to be approved by the Company's shareholders in any proxy statement).

II. FUNCTIONS

     The Committee shall perform the following functions:

          1. Independent Auditors. Recommend to the Board of Directors the accounting firm to be engaged by the Company as its independent auditors, which firm shall be ultimately accountable to the Board of Directors and the Committee as representatives of the Company's shareholders.

          2. Plan of Audit. Review with the independent auditors the plan and scope of their audit, its status during the year, the results when completed, the required communications under Statements of Auditing Standards Nos. 61 and 89, their report or opinion and any recommendations they may have for improving or changing the audit and the control environment, as well as management's letter in response thereto, and the fees for audit services.

          3. Accounting Principles and Disclosure. Review significant developments in accounting rules. The Committee shall review with management recommended changes in the Company's methods of accounting or financial statements. The Committee also shall review with the independent auditors any significant proposed changes in accounting principles and financial statements.

          4. Internal Accounting Controls. Consult with the independent auditors regarding the adequacy of internal accounting controls. Where appropriate, consultation with the independent auditors regarding internal controls shall be conducted out of management's presence.

          5. Internal Control Systems. Review with management the Company's internal control systems intended to ensure the reliability of financial reporting and compliance with applicable codes of conduct, laws, and regulations. The review shall include any significant problems and regulatory concerns.

          6. Financial Disclosure Documents. Prior to publication, the Committee shall review and discuss with management and the independent auditors the Company's audited financial statements, such review and discussions to include the matters to be discussed by Statement of Auditing Standards No. 61, the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and the independent auditor's independence. Following the satisfactory completion of the year-end review and discussions, the Committee shall recommend to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission. The Committee shall also require that the Company's interim financial statements are reviewed by the Company's independent auditors prior to filing with the Securities and Exchange Commission, such review to follow professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards, as may be modified or supplemented by the Securities and Exchange Commission.

          7. Oversight of Executive Officers and Directors and Conflicts of Interest. Review significant conflicts of interest involving directors or executive officers. The Committee shall review compliance with Company policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the independent auditor. The Committee also shall review significant questionable or illegal payments.

          8. Oversight of Independent Auditors. Prior to publication of its recommendation relating to the Company's audited financial statements in accordance with Section 6 hereof, evaluate the independent auditors and, where appropriate, recommend a replacement for the independent auditors. In such evaluation, the Committee shall require that the independent auditors deliver to the Committee a formal written statement delineating all relationships and services between the auditors and the Company, as required by Independence Standards Board Standard No. 1. Pursuant to this evaluation, the Committee shall actively engage in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and in response to the independent auditor's formal written statement recommend that the Board take appropriate action to oversee the independent auditor's independence.

          9. Adequacy of Personnel. Review periodically the adequacy of the Company's accounting, financial, and auditing personnel resources.

          10. Risk Management. Review and evaluate risk management policies in light of the Company's business strategy, capital strength, and overall risk tolerance. The Committee also shall evaluate on a periodic basis the Company's investment and derivatives risk management policies, including the internal system to review operational risks, procedures for derivatives investment and trading, and safeguards to ensure compliance with procedures.

          11. Charter Amendments. Review this Charter annually, assess its adequacy and propose appropriate amendments to the Board of Directors.

          12. Miscellaneous. Such other matters in relation to the financial affairs of the Company, and in relation to the audit of the Company, as the Committee may, in its discretion, deem advisable.

     The Committee's function is one of oversight and review, and it is not expected to audit the Company, to define the scope of the audit, to control the Company's accounting practices, or to define the standards to be used in preparation of the Company's financial statements.

III. COMPOSITION & INDEPENDENCE

     From the date of adoption of this Charter until June 14, 2001, the Committee shall consist of not less than two independent members, each of whom shall be appointed by the Board of Directors. Commencing June 15, 2001, the Committee shall consist of not less than three independent members, each of whom shall be appointed by the Board of Directors. In any case, the number of members appointed to serve on the Committee shall be at least equal to the number of members required by the rules and regulations of the SEC and the exchange or stock market on which the Company's securities are traded or quoted.

     The Board of Directors shall select one member of the Committee to serve as the Chairman. Each member of the Committee shall be a person who qualifies for membership under the then-current listing requirements of the self-regulatory agency on which the Company's common stock is traded. Currently, these requirements include the requirement that members of the Committee shall be financially literate or become financially literate within a reasonable period of time after appointment to the Committee and at least one member of the Committee shall have accounting, related financial management expertise, or any other comparable experience or background that results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

     No member of the Committee, or their immediate family, shall be employed or otherwise affiliated with the Company's independent auditors, or with the Company and/or affiliates within the prior three years in an executive capacity. No member of the Committee shall receive compensation from the Company and/or affiliates in excess of $60,000 per year, excluding Board service fees, stock options, retirement benefits, or non-discretionary compensation. No Committee member shall serve on the Committee who has been previously employed as an executive of another entity where any of the Company's executives serves on that Company's Compensation Committee.

     In the event that a Committee member faces a potential or actual conflict of interest with respect to a matter before the Committee, that Committee member shall be responsible for alerting the Committee Chairman, and in the case where the Committee Chairman faces a potential or actual conflict of interest, the Committee Chairman shall advise the Chairman of the Board of Directors. In the event that the Committee Chairman, or the Chairman of the Board of Directors, concurs that a potential or actual conflict of interest exists, an independent substitute Director shall be appointed as a Committee member until the matter, posing the potential or actual conflict of interest, is resolved.

IV. QUORUM AND MEETINGS AND VOTING

     A quorum of the Committee shall be declared when a majority of the appointed members of the Committee are in attendance. The affirmative vote of a majority of the appointed members shall be necessary to take any action at any meeting in which a quorum is present.

     The Committee shall meet a sufficient number of times to perform their duties, but no less than twice per year. In addition, the Committee shall call special meetings as circumstances require. Meetings shall be scheduled at the discretion of the Chairman. On an annual basis, the Committee shall meet privately with (i) the Company's independent auditor and (ii) the Company's Chief Financial Officer and (iii) the Company's Controller.

     Any meeting, regular or special, may be held by conference telephone or similar communication equipment, as long as all members of the Committee participating in the meeting can hear one another, and all such members of the Committee shall be deemed to be present in person at the meeting.

     Notice of the meetings shall be provided as required in the Company's Bylaws, as amended from time to time. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

V. REPORTS

     The Committee will report to the Board from time to time with respect to its activities and its recommendations. When presenting any recommendation or advice to the Board, the Committee will provide such background and supporting information as may be necessary for the Board to make an informed decision.

The Committee will keep minutes of its meetings and will make such minutes available to the full Board for its review.

     The Committee shall annually report to the shareholders in Company's proxy statement for its annual meeting whether the Committee has satisfied its responsibilities under this Charter, which report shall be in compliance with Rule 306 of Regulation S-K, as such rule is amended from time to time.

VI. OTHER AUTHORITY

     The Committee is authorized to confer with Company management and other employees to the extent it may deem necessary or appropriate to fulfill its duties. The Committee is authorized to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee also is authorized to seek outside legal or other advice to the extent it deems necessary or appropriate, provided it shall keep the Board advised as to the nature and extent of such outside advice.

     The Committee will perform such other functions as are authorized for this Committee by the Board of Directors, by law or the Company's Certificate of Incorporation, as amended or Bylaws, as amended.

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

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

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

                                                                      1368-PS-01

                                   DETACH HERE

                                      PROXY

                             BROOKS AUTOMATION, INC.

         The undersigned hereby appoints Robert J. Therrien and Ellen B. Richstone, and each of them, with full power of substitution, attorneys and proxies to represent the undersigned at the 2001 Annual Meeting of Stockholders of Brooks Automation, Inc. to be held on Wednesday, February 28, 2001, at 10 a.m., local time, and at any adjournment or adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of and Proxy Statement for the Meeting in accordance with the following instructions and with discretionary authority upon such other matters as may come before the Meeting. All previous proxies are hereby revoked.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AS DIRECTORS, FOR THE PROPOSAL TO AMEND THE 2000 COMBINATION STOCK OPTION PLAN AND FOR THE PROPOSAL TO AMEND THE 1992 COMBINATION STOCK OPTION PLAN.

-------------------                     ------------------
 VOTE BY TELEPHONE                       VOTE BY INTERNET
-------------------                     ------------------

It's fast, convenient, and              It's fast, convenient and your vote is
immediate!                              immediately confirmed and posted.
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683).

-------------------------------------   ---------------------------------------
Follow these four easy steps:           Follow these four easy steps:

  1. Read the accompanying Proxy          1. Read the accompanying Proxy
     Statement and Proxy Card.               Statement and Proxy Card.

  2. Call the toll-free number            2. Go to the Website.
     1-877-PRX-VOTE (1-877-779-8683).        http://www.eproxyvote.com/brks
     For shareholders residing
     outside the United States call       3. Enter your 14-digit Voter Control
     collect on a touch-tone phone           Number located on your Proxy Card
     1-201-536-8073.                         above your name.

  3. Enter your 14-digit Voter            4. Follow the instructions provided.
     Control Number located on your
     Proxy Card above your name.

  4. Follow the recorded instructions.
-------------------------------------   ---------------------------------------

YOUR VOTE IS IMPORTANT!                 YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!            Go to http://www.eproxyvote.com/brks
                                        anytime!

    DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET


            [1368 - BROOKS AUTOMATION, INC.] [FILE NAME:BRK04A.ELX]
                   [VERSION - 3] [01/07/00] [ORIG. 01/03/00]

                                  DETACH HERE

Please mark /X/
votes as in this
example.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AS DIRECTORS, FOR THE PROPOSAL TO AMEND THE 2000 COMBINATION STOCK OPTION PLAN AND FOR THE PROPOSAL TO AMEND THE 1992 COMBINATION STOCK OPTION PLAN.

1.       Election of Directors:

         Nominees: (01)Robert J. Therrien, (02)Roger D. Emerick, (03)Amin J. Khoury, (04)Juergen Giessmann


              FOR ALL NOMINEES            WITHHELD FROM ALL NOMINEES
                    / /                            / /


/ /      -------------------------------------
         For all nominees except as noted above



2.        To amend the Company's 2000 Combination Stock Option Plan.


                  FOR             AGAINST            ABSTAIN
                  / /             / /                / /


3.        To amend the Company's 1992 Combination Stock Option Plan.


                  FOR             AGAINST           ABSTAIN
                  / /             / /               / /






Signature:_________________________________       Date:_________________________




Signature:_________________________________       Date:_________________________